Exhibit 99.1

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING LAUNCHES DEBT OFFERING

Wyomissing, PA, (November 24, 2003) - Penn National Gaming, Inc. (PENN:Nasdaq) announced today that it plans to offer $200 million of Senior Subordinated Notes in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.  Net proceeds from the offering will be used to repay existing indebtedness under its senior secured credit facility.

The Senior Subordinated Notes will rank equally with all of the Company’s other existing and future senior subordinated indebtedness and will be junior to the Company’s senior indebtedness, including debt under the Company’s senior secured credit facility.  The Senior Subordinated Notes will be guaranteed by all of the Company’s current subsidiaries that are guarantors under the Company’s senior secured credit facility and outstanding senior subordinated indebtedness and future wholly-owned domestic subsidiaries.

The notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933.  The Senior Subordinated Notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state, in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

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